BUSINESS DEVELOPMENT AND MARKETING AGREEMENT

This Agreement is entered into by and between SmartMetric, Inc. (hereinafter “SmartMetric”), a corporation with offices at 67 Wall Street, Level 22, New York, New York 10005; and Information Spectrum, Inc., an Anteon Company (hereinafter “ISI”), a corporation with offices at 7611 Little River Turnpike, Annandale, Virginia 22003 (collectively hereinafter the “Parties”).

1.            Relationship of the Parties

1.1       The Parties are, and shall remain, independent contractors, each responsible for its own employees.  As such, this Agreement is not intended to constitute, create, give effect to, or otherwise recognize an agency, joint venture, partnership or other form of business organization of any kind, and the rights and obligations of the parties shall be only those expressly set forth herein.  Unless otherwise agreed in writing, each Party shall be responsible for its own costs incurred in performing its duties hereunder.

2.        Services Provided

2.1            ISI shall provide marketing services under this Agreement.  Specifically, ISI shall actively seek to interest various persons and organizations (“Customers”) in the purchase of credential cards and card production systems incorporating SmartMetric products.

2.2              SmartMetric agrees to provide adequate product samples and other support as needed to reasonably facilitate ISI’s marketing efforts.

2.3              If ISI plans to offer SmartMetric products by submitting a formal proposal to a Customer in response to a solicitation or anticipated solicitation (“solicitation” or “opportunity”), the Parties agree to enter into a Teaming Agreement before ISI submits its proposal.  Such agreement shall define the Parties’ reasonably required by SmartMetric or its customers and agreed to by the Parties for such efforts.

3.            Exclusivity

3.1         SmartMetric agrees that ISI shall be the exclusive reseller of SmartMetric products to agencies of the United States Government and the Government of Canada as enumerated in Attachment A to this agreement.

3.2               For all other customers, Government or Commercial, ISI shall be a nonexclusive reseller, except that ISI may, from time to time, make a written request to add specific customers to the above Attachment as exclusive to ISI.  SmartMetric will approve or deny such request within 30 days of receipt.  A non-response from SmartMetric after that period shall be deemed approval of ISI’s request.  If approved, SmartMetric agrees that ISI will be the exclusive reseller of SmartMetric products for the customers requested, and Attachment A shall be modified to reflect the additional exclusive ISI customer(s).

3.3              Every six months, sales and marketing targets, goals, and activity will be reviewed along with product developments, production and delivery schedules.  The goal is to insure that active and effective communication exists between the parties.

3.4              SmartMetric shall indemnify ISI and its officers, employees, and agents against liability, including costs and attorney fees, for actual or alleged direct or contributory infringement of, or inducement of infringe, any United States or foreign patent, trademark or copyright, arising out of the performance of this agreement, provided that SmartMetric is reasonably notified of such claims and proceedings.

4.         ISI’s General Duties

4.1              ISI shall maintain a place of business in the Washington DC, Virginia or Maryland area, including suitable meeting facilities to display and merchandise SmartMetric’s Products.

4.2              ISI shall appoint representatives to introduce, promote, market and sell SmartMetric’s Products to the customers listed in Attachment “A.”  Such personnel and/or representatives shall be adequately trained by ISI.  ISI shall employ sufficient numbers of sales personnel and/or representatives properly to market SmartMetric’s Products to the customers listed in Attachment “A.”

5.        Advertising Policies.

SmartMetric will cooperate with ISI in providing for advertising and promotion of SmartMetric’s Product throughout ISI’s principal marketing area, and ISI agrees to participate in, actively promote and faithfully comply with the terms and conditions of such cooperative advertising and merchandising programs as SmartMetric and IS may mutually establish.  Nothing herein shall prevent ISI from independently advertising and marketing SmartMetric’s Products provided the form and content of the advertising or marketing materials are approved by SmartMetric in advance.

ISI may brand these products as its own or may use the SmartMetric brand at ISI’s sole discretion.

6.                  Terms of Product Sale.

All sales of SmartMetric’s Products of ISI and or its customers shall be made pursuant to this Agreement at such prices and on such terms as SmartMetric shall establish from time to time at least thirty (30) days notice.  All prices are FOB Manufacturer’s plant in the continental United States.  SmartMetric agrees to properly pack all items for shipment.  Risk of loss due to damage or destruction of SmartMetric’s Products shall be borne by ISI or its customers after delivery to the carrier for shipment.  The shipper will be selected by SmartMetric unless ISI and or end customer requests a reasonable alternative.  All orders are subject to acceptance by SmartMetric.  Except as otherwise expressly agreed by SmartMetric and ISI in advance, this Agreement shall control all aspects of the dealings between SmartMetric and ISI with respect to SmartMetric’s Products and any additional or different terms in any ISI order are hereby rejected unless mutually agreed upon in writing.

7.                  Products Warranty Policies.

Except as otherwise agreed by the parties in writing in the event that any of SmartMetric’s Products are proved to SmartMetric’s reasonable satisfaction to have been defective at time of sale to ISI and or its customer, SmartMetric will refund the original sales price of such product or, at SmartMetric’s election, replace the defective product.  SmartMetric shall provide to ISI information with respect to SmartMetric’s limited warranty extended to the original consumer of SmartMetric’s Products.  MANUFACTURER MAKES NO OTHER WARRANTY TO DISTRIBUTOR WITH RESPECT OT THE PRODUCTS, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.                  Term of Agreement

8.1              Except as otherwise set forth below, this Agreement shall expire two years after the effective date of this Agreement unless extended by mutual agreement of the Parties.

8.2              In the event that a solicitation or contract award is pending with a particular Customer at the time this Agreement would otherwise expire, for which ISI is preparing to submit or has submitted a proposal offering SmartMetric products, this Agreement shall continue in force with respect to that Customer for the duration of that solicitation and any contract awarded to ISI as a result of its proposal submission, including, in the event is awarded to ISI, any follow-on contract that shall be issued in the future by that Customer or its successor to ISI or a prime contractor for whom ISI is a proposed subcontractor.

8.3              This Agreement shall automatically terminate upon the insolvency, bankruptcy, reorganization under bankruptcy law, or assignment for the benefit of creditors by either Party.

8.4              This Agreement and the performance of the parties will be reviewed annually by the parties and may be terminated by mutual agreement of the parties.  In the event that the Agreement is mutually terminated under this clause, the provisions of Section 8.2 above will apply.

9.                  Representatives of the Parties

9.1              The following individuals are designated representatives of the parties for the respective matters:

Information Spectrum, Inc. 7611 Little River Turnpike, Suite 300E Annandale, Virginia 22003	Technical: Ron Rothstein Contractual: Christopher H. Jensen Telephone: (703) 354-3737 Fax: (703) 813-8499

SmartMetric, Inc. 67 Wall Street, Level 22 New York, New York 10005	Technical: Colin Hendrick Contractual: Colin Hendrick Telephone: (212) 859-5007 Fax: (917) 591-3226

9.2              For purposes of this Agreement, written notice shall be considered to have been provided by either Party if sent to the above-named contractual representative of the other Party, at the above address, via certified mail, return receipt, or by Federal Express or other commercial courier service requiring signed receipts.

10.              Proprietary Information

10.1   “Proprietary Information” is defined in the Nondisclosure Agreement entered into by the Parties on August 6, 2003, and any such information exchanged in support of this Agreement shall be handled pursuant to the terms of that agreement.

11.                 Disputes

11.1     Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by amicable negotiation between the parties’ representatives to the maximum reasonable extent.  In the event the parties are unable to resolve a particular dispute following extended good faith negotiation, either Party may submit the matter to arbitration administered by the American Arbitration Association for arbitration under its Commercial Arbitration Rules.  Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  The arbitration shall take place in Fairfax County, Virginia.

12.              Applicable Law

12.1     This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

13.                Assignment

13.1     This Agreement, and any rights or obligations hereunder, cannot be assigned or otherwise transferred by either party in whole or in part without the express prior written consent of the other party.  Transfer of ISI’s responsibilities hereunder to its parent company, Anteon International Corporation, or any other affiliate of ISI, shall not be considered an assignment.

14.              Severability

14.1     In the event that any one or more of the provisions of this Agreement is found to be unenforceable, the enforceability of the remaining provisions shall be unimpaired.

15.              Non-Solicitation of Employees

15.1     During the terms of this Agreement, neither Party shall solicit for hire any employee of the other; nor shall they hire any employee without the express consent of the firm from which the employee may sever himself/herself.  This clause does not preclude employees of either party from pursuing employment opportunities with the other party on their own initiative or in response to public advertisements published by either party.

16.                Entire Agreement

16.1     This Agreement constitutes the entire agreement between the parties with regard to the marketing of SmartMetric products by ISI and supersedes all previous understandings, agreements or representations, written or oral, between the parties on this subject matter.  This Agreement may be amended only in writing executed by the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement.

SmartMetric, Inc.	Information Spectrum, Inc.
By: /s/ Colin Hendrick	By: /s/ Christopher H. Jensen
Name: Colin Hendrick	Name: Christopher H. Jensen
Title: President and CEO	Title: Vice President, Contracts
Date: October 30, 2003	Date: October 30, 2003